Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of February 27, 2008 (this “Supplemental Indenture”), among Actuant International Holdings, Inc., a Delaware corporation (the “New Guarantor”), Actuant Corporation, a Wisconsin corporation (the “Company”), each other existing Guarantor under the Indenture referred to below (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture dated as of June 12, 2007 (as may be supplemented from time to time, the “Indenture”), providing for the issuance of the Company’s 6 7/8% Senior Notes due 2017 (the “Notes”);

WHEREAS, pursuant to Section 4.17 of the Indenture, if any Domestic Subsidiary that is not a Guarantor guarantees any Debt of the Company under any Credit Facility in excess of $25.0 million, such Domestic Subsidiary is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary shall fully and unconditionally guarantee the Notes and the payment obligations of the Company under the Notes and the Indenture on the terms set forth in the Indenture;

WHEREAS, as of the date hereof, the New Guarantor guarantees the Debt of the Company under the Credit Agreement; and

WHEREAS, pursuant to Section 9.1(10) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Become Guarantor. The New Guarantor hereby jointly and severally with each other Guarantor, fully and unconditionally guarantees the Notes and payment obligations of the Company under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a “Guarantor” therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

6. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ACTUANT INTERNATIONAL HOLDINGS, INC.

By:	/s/ Terry M. Braatz
Name:	Terry M. Braatz
Title:	Treasurer

ACTUANT CORPORATION

By:	/s/ Terry M. Braatz
Name:	Terry M. Braatz
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

ACME ELECTRIC CORPORATION
ACTOWN ELECTROCOIL, INC.
ATLANTIC GUEST, INC.
B.W. ELLIOTT MANUFACTURING CO., LLC
COILS HOLDING, INC.
GB TOOLS AND SUPPLIES, INC.
KEY COMPONENTS, INC.
KEY COMPONENTS, LLC
MAXIMA HOLDING COMPANY, INC.
MAXIMA HOLDINGS – EUROPE, INC.
MAXIMA TECHNOLOGIES & SYSTEMS, LLC
PRECISION SURE-LOCK, INC.
PSL HOLDINGS, INC.
VERSA TECHNOLOGIES, INC.

By:	/s/ Terry M. Braatz
Name:	Terry M. Braatz
Title:	Treasurer

ENGINEERED SOLUTIONS, L.P.

By: Versa Technologies, Inc., its general partner

By:	/s/ Terry M. Braatz
Name:	Terry M. Braatz
Title:	Treasurer

APPLIED POWER INVESTMENTS II, INC.

By:	/s/ Patrick C. Dorn
Name:	Patrick C. Dorn
Title:	President

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